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                            UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                    (Amendment No. _________)*

                      R.H. Phillips, Inc.
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                        (Name of Issuer)

                         Common Stock
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                (Title of Class of Securities)

                           749573 101
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                         (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership
of five percent or less of such class.)   (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 749573 101            13G            Page 2 of 8 Pages
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1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              R.H. Phillips Vineyard Inc.
              68-0133435
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP
              Not applicable
                                        (a)  [ ]
                                        (b)  [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

              California
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NUMBER OF         5    SOLE VOTING POWER
SHARES                                    714,103
BENEFICIALLY      6    SHARED VOTING POWER
OWNED BY                                        0
EACH              7    SOLE DISPOSITIVE POWER
REPORTING                                 714,103
PERSON            8    SHARED DISPOSITIVE POWER
WITH                                            0

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

              714,103
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES
              Not applicable
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.93%
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12   TYPE OF REPORTING PERSON

              CO
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Item 1
    (a) Name of Issuer:
               R.H. Phillips, Inc.

    (b) Address of Issuer's Principal Executive Offices:
               26836 County Road 12A
               Esparto CA   95627

Item 2
    (a) Name of Person Filing:
               R.H. Phillips Vineyard, Inc.

    (b) Address of Principal Business Office or, if none, Residence
                The principal business office of R.H. Phillips
                Vineyard Inc. is located at 26836 County Road
                12A, Esparto, CA, 95627

    (c) Citizenship:
                California

    (d) Title of Class of Securities:
                Common Stock

    (e) CUSIP Number:
                749573 101

Item 3.  If this Statement is being filed pursuant to Rule
         13d-1(b), or 13d-d(b), check whether the person filing is a:
   Not applicable

Item 4. Ownership
 (a) Amount Beneficially Owned
       714,103

 (b) Percent of Class:
       10.93%
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(c) Number of shares as to which such person has:
     (i) sole power to vote or to direct the vote:         714,103
     (ii) shared power to vote or to direct the vote:            0
     (iii) sole power to dispose or to direct
           the disposition of:                             714,103
     (iv) shared power to dispose or to direct
          the disposition of:                                    0

Item 5. Ownership of Five Percent or Less of a Class

       Not applicable

Item 6. Ownership of More than Five percent on Behalf of Another Person.

       Not applicable

Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company

       Not applicable

Item 8. Identification and Classification of Members of the Group

       Not applicable

Item 9. Notice of Dissolution of Group

       Not applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 5, 1999
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                                               Date
                              //s// John Giguiere
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                                            Signature
                              John Giguiere/President
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                                           Name/Title